Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-282558) and related Prospectus of Rafael Holdings, Inc., of our report dated November 6, 2024, except for Notes 1 and 27, as to which is dated December 19, 2024, with respect to the consolidated financial statements of Rafael Holdings, Inc. as of July 31, 2024 and 2023 and for the years then ended, which report is included in the Annual Report on Form 10-K of Rafael Holdings, Inc. for the year ended July 31, 2024, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

December 19, 2024